EXHIBIT 21

                   BALDOR ELECTRIC COMPANY AND AFFILIATES
                        AFFILIATES OF THE REGISTRANT

NAME OF AFFILIATE


Baldor of Arkansas                     Arkansas                   100%

Baldor of Nevada, Inc.                 Nevada                     100%

BEC Business Trust                     Massachusetts              100% (1)

Baldor of Texas, L.P                   Texas                      100% (2)

Baldor International, Inc.             U.S.Virgin Islands         100%

Southwestern Die Casting Co.,Inc.      Arkansas                   100%

Baldor Holdings, Inc.                  Delaware                   100%

Baldor de Mexico,S.A.de C.V.           Mexico                     100% (3)

Baldor ASR, AG                         Switzerland                100% (3)

Baldor ASR GmbH fuer Antriebstechnik   Germany                    100% (3)

Baldor ASR U.K. Limited                United Kingdom             100% (3)

Baldor Italia S.R.L.                   Italy                      100% (4)

Australian Baldor Pty. Limited         Australia                   60%

Baldor Electric (Far East) PTE. Ltd.   Singapore                   60%

Baldor Electric (Thailand) Ltd.        Thailand                   100% (5)

Baldor Industrial Automation PTE.Ltd.  Singapore                  100% (5)

Baldor Electric (Indonesia) Ltd.       Indonesia                  100% (5)


(1) 100% owned by Baldor of Nevada
(2)  99% owned by BEC Business Trust (LP) and 1% owned by Baldor of
     Arkansas (GP)
(3) 100% owned by Baldor Holdings, Inc.
(4) 98% owned by Baldor Holdings, Inc., 2% owned by Baldor ASR GmbH fuer Antriebstechnik.
(5) 100% owned by Baldor Electric (Far East) PTE. Ltd.